EXHIBIT 99.1

               EXPRESS SCRIPTS, INC. DECLARES 2-FOR-1 STOCK SPLIT

     ST. LOUIS, October 12, 1998--Express Scripts, Inc. (NASD: ESRX) today announced that its board of directors has approved a two-for-one stock split of its Class A and Class B common stock to be effected in the form of a stock dividend. The stock split is for shareholders of record as of Oct. 20, 1998, and will be effective on or about Oct. 30, 1998.

     The split will be effected in the form of a dividend by issuance of one additional share of Class A common stock for each share of Class A common stock outstanding and one additional share of Class B common stock for each share of Class B common stock outstanding.

     "The lower post-split stock price is expected to improve the trading characteristics of our shares and broaden our shareholder base," said Barrett Toan, president and chief executive officer of Express Scripts.

     Express Scripts, a leader in medication and healthcare management, is the largest independent pharmacy benefit management (PBM) company in North America. Following its acquisition of ValueRx in April 1998, the combined companies provide managed healthcare services to more than 22.7 million covered lives through a fully integrated mail service and retail network of more than 50,000 pharmacies. Together, Express Scripts/ ValueRx manages over $4 billion in annual drug spend.

     Headquartered in St. Louis, Express Scripts' businesses serve managed care organizations, third-party administrators, insurance companies, unions and large employers.

     Express Scripts takes a unique, patient-focused approach to managing a client's overall health through advanced comprehensive and clinically based programs. Express Scripts' complementary businesses distinguish Express Scripts as an industry leader with clinical expertise and innovative technology. Practice Patterns Science, Inc. and the Proview(TM) system offer healthcare information management services, linking healthcare data from all points of care. IVTx applies managed care principles to infusion therapy management. Health Management Services provides comprehensive informed decision counseling (Express Health Line(SM)) through a 24-hour call center staffed by registered nurses. Express Scripts' disease management programs systematically lower costs related to specific diseases while improving total healthcare outcomes. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM.

SAFE  HARBOR   STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise), or intentions. These statements involve risks and uncertainties that may cause the company's actual results to differ significantly from those projected or suggested. Factors that may impact these forward-looking statements include: risks associated with the consummation of acquisitions, including the ability to successfully integrate the operations of acquired businesses with the existing operations of the company, loss of clients in the transition process and risks inherent in the acquired entities' operations; lower than expected sales and revenue growth; heightened competition; changes in pricing or discount practices of pharmaceutical manufacturers; the ability of the company to consummate contract negotiations with prospective clients; competition in the bidding of proposal process; adverse results in certain litigation and regulatory matters; the adoption of adverse legislation or a change in the interpretation of existing legislation or regulations; risks associated with the development of new products; and other risks described from time to time in the company's public filings with the Securities and Exchange Commission.